Exhibit 99.01

CONTACTS:

	For Media Inquiries:	For Investor Inquiries:

	Jared Tipton Cepheid Corporate Communications Tel: (408) 400 8377 jared.tipton@cepheid.com	Jacquie Ross, CFA Cepheid Investor Relations Tel: (408) 400 8329 investor.relations@cepheid.com
Cepheid 904 Caribbean Drive Sunnyvale, CA 94089 Telephone: 408.541.4191 Fax: 408.541.4192

CEPHEID WELCOMES EXECUTIVE VICE PRESIDENT OF INTERNATIONAL COMMERCIAL OPERATIONS

SUNNYVALE, CALIF. —June 9, 2014 – Cepheid (Nasdaq: CPHD) today announced that it has appointed Mr. Peter Farrell to the position of Executive Vice President of International Commercial Operations. Philippe Jacon is transitioning to the role of President of HBDC, replacing Paul Steuperaert who will now focus on our business in sub-Saharan Africa, ahead of his retirement in 2015. These changes are effective today.

“By the end of 2014, Cepheid expects to have 20 Xpert® tests available for international customers, and we are confident that Peter is the right leader both to continue to drive our current international commercial markets but also to accelerate our time to revenue in some newer, high-potential geographies,” said John Bishop, Cepheid’s Chairman and Chief Executive Officer. “I am also very pleased that Paul Steuperaert has agreed to transition into retirement with an interim role in sub-Saharan Africa. Paul’s work on building our HBDC business to more than $65 million in a little over three years has been outstanding, and I am confident that Philippe will build on this success and drive further global adoption of our GeneXpert®system in the HBDC community.”

Mr. Farrell brings more than 20 years of in vitro diagnostics sales and marketing experience to Cepheid. Most recently, Mr. Farrell was Divisional Vice President and General Manager at Abbott Laboratories where he grew the Point of Care business to more than $400 million. In this role, Mr. Farrell was responsible for developing the marketing groups and sales teams to enter markets in China, Japan and Europe, among other geographies and segments. Prior to Point of Care, Mr. Farrell held a number of sales and marketing positions in Abbott’s Diagnostics Division. Mr. Farrell holds a Bachelor of Science degree in virology, and started his career as a research technologist.

In connection with his employment, the Compensation Committee of Cepheid’s Board of Directors has granted Mr. Farrell an option to purchase 100,000 shares of Cepheid common stock at the closing price of Cepheid common stock on Mr. Farrell’s commencement date and restricted stock units in respect of 10,106 shares of Cepheid common stock. The option will become exercisable by Mr. Farrell over four years, with 25% vesting on the one-year anniversary of grant and ratably monthly thereafter, so long as Mr. Farrell continues to be employed or provide services to Cepheid, and will expire after seven years from the grant date. The restricted stock units will vest over four years, with 25% vesting on the one-year anniversary of the grant and as to an additional  1⁄16th of the restricted stock units at the end of each three-month period thereafter, so long as Mr. Farrell continues to be employed or provide services to Cepheid. The option and restricted stock units were granted as inducement grants pursuant to Section 5635(c)(4) of the NASDAQ Stock Market Rules.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy to use molecular systems and tests. By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to access the full power of molecular diagnostics. The company’s systems enable rapid, sophisticated testing solutions for infectious diseases, oncology, and genetic conditions by automating otherwise complex manual laboratory procedures. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit www.cepheid.com.

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